PART II, ITEM 6, EXHIBIT 11.

                               EGAN SYSTEMS, INC.
                          COMPUTATION OF LOSS PER SHARE

Computation of net loss per share:

The following data show the amounts used in computing net loss per share and the effect on net loss and the weighted average number of shares of dilutive potential common stock.

                                                     Nine Months Ended
                                                        September 30,
                                                     2002           2001
                                                     ----           ----

Net loss available to common stockholders        $   (99,577)   $  (243,489)
                                                 ===========    ===========

Weighted average number of common shares
 used in basic and diluted EPS                    19,421,652     19,646,652
                                                 ===========    ===========

Net loss per common share:

  Basic and diluted                              $    (0.005)   $    (0.012)
                                                 ===========    ===========

For 2002 and 2001, the effect of dilutive securities were not included in computing diluted EPS because their effects are anti-dilutive.


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